Exhibit 99.1

January 27, 2017
FOR ADDITIONAL INFORMATION

Media Ken Stammen Manager, Communications (614) 460-5544 kstammen@nisource.com	Investors Randy Hulen Vice President, Investor Relations (219) 647-5688 rghulen@nisource.com	Sara Macioch Manager, Investor Relations (614) 460-4789 smacioch@nisource.com

Peter A. Altabef Joins NiSource Board of Directors

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced that on January 27, 2017 its Board of Directors elected Peter A. Altabef to the Board.

Altabef currently serves as president and CEO at Unisys Corporation, a position he has held since January 2015. Prior to his current role, he served as president and CEO of MICROS Systems, Inc. from 2013 to 2014, when it was acquired by Oracle Corporation. Before that, he served as president and CEO of Perot Systems Corporation from 2004 until its 2009 acquisition by Dell Inc. Following that transaction, he served as president of Dell Services, the information technology services and business process solutions unit of Dell.

“We are pleased to have Peter join the NiSource Board of Directors,” said NiSource Board Chairman Richard L. Thompson. “With his extensive experience leading some of the world’s leading information technology companies, Peter brings both overall corporate leadership experience and cybersecurity expertise to our Board. His perspective and insight will be invaluable as we execute on our robust long-term utility infrastructure investment programs, while operating our core business of safely and reliably delivering critical energy services to our customers.”

Altabef also serves on the board of Unisys. He is also a member of the President’s National Security Telecommunications Advisory Committee, a board member of EastWest Institute and a member of the advisory boards of Merit Energy Company, LLC. and Petrus Trust Company, LTA.

He has previously served as senior advisor to 2M Companies Inc., and as director of MICROS Systems, Perot Systems and Belo Corporation.

Altabef’s election to the NiSource Board is effective immediately, and he is expected to be up for re-election by NiSource shareholders at this year’s annual shareholders meeting.

Altabef holds a law degree from The University of Chicago Law School and a bachelor’s degree in economics from the State University of New York, Binghamton.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012 and is a member of the Dow Jones Sustainability - North America Index. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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